Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of May 31, 2018, by and between Wyndham Hotels & Resorts, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS the Company, the Trustee and Wyndham Worldwide Corporation, as a Guarantor, are parties to that certain Indenture, dated as of April 13, 2018 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of April 13, 2018 (the “First Supplemental Indenture”), by and between the Company and the Trustee, as further amended by the Second Supplemental Indenture, dated as of May 30, 2018 (collectively, with the Base Indenture and the First Supplemental Indenture, the “Indenture”), by and among the Company, the Guarantors party thereto and the Trustee;

WHEREAS Sections 4.10(b)(iv) and 10.02(b)(vi) of the Indenture provide that, immediately prior to the Spin-Off, the Guarantee of Wyndham Worldwide Corporation, a Delaware corporation (the “Released Guarantor”), shall automatically terminate and be of no further force or effect and such Released Guarantor shall be deemed to be released and relieved from all obligations under its Guarantee;

WHEREAS, the Spin-Off will occur on May 31, 2018; and

WHEREAS pursuant to Section 9.01(15) of the Indenture, the Company and the Trustee may amend or supplement the Indenture and are authorized to execute and deliver this Third Supplemental Indenture to evidence the release of any Guarantor pursuant to the terms of the Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of Holders as follows:

1.                                      Defined Terms. As used in this Third Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Third Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

2.                                      Release of Guarantee. The Trustee hereby acknowledges that the guarantee of the Released Guarantor has been terminated as of the date hereof and is of no further force or effect, and the Released Guarantor has been released from all obligations under the Indenture, the Notes and such guarantee.

3.                                      Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

4.                                      Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

5.                                      Trustee Makes No Representation.

(a) The Trustee shall not be responsible for and makes no representation as to the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the other parties hereto.

(b) The rights, protections, indemnities and immunities of the Trustee and its agents as enumerated under the Base Indenture are incorporated by reference into this Third Supplemental Indenture.

6.                                      Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7.                                      Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

WYNDHAM HOTELS & RESORTS, INC.

By:	/s/ Steve Meetre
Name:	Steve Meetre
Title:	Senior Vice President and Assistant Secretary

[Signature page to the Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ William G. Keenan
Name:	William G. Keenan
Title:	Vice President

[Signature page to the Third Supplemental Indenture]